Exhibit 99.1

Capricor Therapeutics Announces Positive Final Data From its Phase 2 HOPE-2 Trial in Patients with Duchenne Muscular Dystrophy Treated with CAP-1002

–Trial Met its Primary Efficacy Endpoint of Mid-level Performance of Upper Limb (PUL) v1.2 (p=0.01)–

–Additional Positive Endpoints of Full PUL v2.0 (p=0.04) and Cardiac Endpoint of
Ejection Fraction (p=0.002)–

–One-Year Results Demonstrated CAP-1002 Slowed Decline by 71% (Mid-level PUL v1.2)–

–CAP-1002 Significantly Improved Cardiac Function in Patients–

–Results Presented Today at World Muscle Society Annual Meeting in
Late Breaking Oral Presentation–

–Principal Investigator Dr. Craig McDonald and Capricor Management Team will
Host a Conference Call and Webcast Today at 8:30 a.m. ET–

LOS ANGELES, Calif., Sept. 24, 2021 – Capricor Therapeutics (NASDAQ: CAPR) (“Capricor” or “the Company”), a biotechnology company focused on the development of transformative cell and exosome-based therapeutics for the treatment and prevention of a broad spectrum of diseases, announced today positive final data from the HOPE-2 clinical trial using CAP-1002 to treat patients in advanced stages of Duchenne muscular dystrophy (DMD). The HOPE-2 clinical trial met its primary efficacy endpoint of mid-PUL v1.2 as well as various skeletal and cardiac endpoints suggesting clinically relevant slowing of disease progression. CAP-1002 is Capricor’s cell-based therapeutic candidate whose mechanism of action is immunomodulatory, anti-fibrotic and has been shown to regenerate skeletal and cardiac muscle cells. This final data will be presented today at this year’s World Muscle Society Virtual Congress (WMS).

Dr. Craig McDonald, the national principal investigator for the HOPE-2 clinical trial and UC Davis professor and chair of the Department of Physical Medicine and Rehabilitation commented, “This groundbreaking study is extremely exciting as we saw statistically significant changes of CAP-1002 in both skeletal and cardiac function. For these older boys who have limited therapeutic options, these data support the belief that CAP-1002 may become an important therapeutic option and possibly slow the progression of DMD.”

HOPE-2 was a randomized, double-blind, placebo-controlled, Phase 2 clinical trial of the Company’s lead investigational therapy, CAP-1002, in boys and young men who have DMD and are non-ambulant, the later stage of the disease process. The trial was conducted at nine sites across the United States. Study patients were treated via intravenous delivery with either CAP-1002 (150 million cells per infusion) or placebo every 3 months. Data from a total of 20 patients was analyzed (12 placebo and 8 treated) at the 12-month time-point in the intent to treat (ITT) population. Approximately 80% of the patients were non-ambulant and all patients were on a stable regimen of steroids. Demographic and baseline characteristics were similar between the two treatment groups. Final data analysis demonstrated that young men in the advanced stages of DMD experienced improvements in skeletal and cardiac measurements after receiving four doses of CAP-1002 over the course of 1 year.

Subjects in the trial were evaluated using the Performance of the Upper Limb (PUL), a validated tool specifically designed for assessing high (shoulder), mid (elbow) and distal (wrist & hand) function, with a conceptual framework reflecting the progression of weakness in upper limb function.

Final Efficacy Results

12-month Difference in Change from Baseline†
	Δ, CAP-1002 vs. Placebo (n=8, n=12)	p-value
Skeletal Muscle (Upper Limb Function)
Mid-level PUL (version 1.2)	2.6	0.01
Shoulder + Mid + Distal PUL (version 1.2)	3.2	0.02
Shoulder + Mid + Distal PUL (version 2.0)	1.8	0.04
Cardiac Function
LV Ejection Fraction %	4.0	0.002
LV End Diastolic Volume, Indexed mL/m2	-12.4‡	0.03
LV End Systolic Volume, Indexed mL/m2	-4.2‡	0.01
Creatine Kinase-MB (% of total CK)	-2.2‡	0.02

†Non-parametric mixed model repeated measures analysis with percentile ranked baseline, treatment, visit, visit-by-treatment interaction, PUL entry-item score at stratification, and site as model effects. Percentile ranked change from baseline converted back to original scale.

‡Negative value favors CAP-1002.

ITT (intent-to-treat) population shown.

CAP-1002 was generally safe and well tolerated throughout the study. With the exception of two hypersensitivity reactions early in the clinical trial, which were mitigated with a common pre-medication regimen, there were no serious safety signals identified by the HOPE-2 Data and Safety Monitoring Board (DSMB).

“The significance of this data is vitally important to patients and the DMD community. The data suggests that CAP-1002 slowed the decline of DMD in patients for whom few options currently exist,” said Dr. Linda Marbán, Ph.D., Chief Executive Officer of Capricor. “Now that we have clarity from the FDA and based on the strength of this data set, we are poised to embark on the HOPE-3 pivotal trial once we have secured an appropriate partner that can help drive CAP-1002 forward towards commercialization. Most importantly, we are thankful to the patients and families who participated in this study so that we can demonstrate the impact of CAP-1002 in treating DMD.”

These data were recently accepted at this year’s World Muscle Society Virtual Congress as a late-breaking oral presentation, due to its high-impact research findings that are of great interest to congress participants. The late-breaking results will be presented today, September 24, 2021.

This is the second clinical trial investigating CAP-1002 showing similar results in the treatment of DMD patients. Capricor completed the HOPE-Duchenne (Phase 1/2) trial in 2019, the results of which were published in Neurology, the medical journal of the American Academy of Neurology. The Company has initiated a technology transfer with Lonza, a leading global CMO to prepare for commercial manufacturing of CAP-1002.

Dr. McDonald is a professor of pediatrics, professor and chair of the Department of Physical Medicine and Rehabilitation, director of Rehabilitation Services and director of the Neuromuscular Disease Clinics at UC Davis Health. He has served as a principal investigator for more than 30 industry-sponsored trials for DMD and is the study chair for the Duchenne Natural History Study of the Cooperative International Neuromuscular Research Group, a consortium of medical and scientific investigators from academic and research centers who share the common goal of aiming to positively impact the lives of neuromuscular disease patients and their families by conducting well-controlled clinical studies.

Conference Call and Webcast Details

Capricor will host a conference call and webcast with slides today, September 24, 2021, at 8:30 a.m. ET to discuss the final data of the HOPE-2 study. To participate in the conference call, please dial 877-451-6152 (domestic) or 201-389-0879 (international) and reference the access code: 13723043

To participate via a webcast, please visit: http://public.viavid.com/index.php?id=146508 to view the slides. The webcast will be archived for approximately 30 days and will be available at

http://capricor.com/news/events/.

About CAP-1002

CAP-1002 consists of allogeneic cardiosphere-derived cells, or CDCs, a type of progenitor cell that has been shown in pre-clinical and clinical studies to exert potent immunomodulatory activity and is being investigated for its potential to modify the immune system’s activity to encourage cellular regeneration. CDCs have been the subject of over 100 peer-reviewed scientific publications and have been administered to over 200 human subjects across several clinical trials.

About Duchenne Muscular Dystrophy

Duchenne muscular dystrophy is a devastating genetic disorder characterized by progressive weakness and chronic inflammation of the skeletal, heart and respiratory muscles. Patients suffering from DMD typically lose their ability to walk in their teenage years and generally die of cardiac or respiratory complications by age 30. It occurs in one in every 3,600 live male births across all races, cultures and countries. DMD afflicts approximately 200,000 boys and young men around the world. Treatment options are limited, and there is no cure.

About Capricor Therapeutics

Capricor Therapeutics, Inc. (NASDAQ: CAPR) is a biotechnology company focused on developing transformative cell and exosome-based therapeutics and vaccines for treating and preventing a broad spectrum of diseases. Capricor's lead candidate, CAP-1002, is an allogeneic cardiac-derived cell therapy that is currently in clinical development for treating Duchenne muscular dystrophy and the cytokine storm associated with COVID-19. Capricor is also developing its exosome technology as a next-generation therapeutic platform. The Company’s current focus is on developing exosomes loaded with nucleic acids, including mRNA, to treat or prevent a variety of diseases. For more information, visit www.capricor.com, and follow the Company on Facebook, Instagram and Twitter.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release regarding the efficacy, safety, and intended utilization of Capricor's product candidates; the initiation, conduct, size, timing and results of discovery efforts and clinical trials; the pace of enrollment of clinical trials; plans regarding regulatory filings, future research and clinical trials; regulatory developments involving products, including the ability to obtain regulatory approvals or otherwise bring products to market; plans regarding current and future collaborative activities and the ownership of commercial rights; scope, duration, validity and enforceability of intellectual property rights; future royalty streams, revenue projections; expectations with respect to the expected use of proceeds from the recently completed offerings and the anticipated effects of the offerings; and any other statements about Capricor's management team's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "could," "anticipates," "expects," "estimates," "should," "target," "will," "would" and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. More information about these and other risks that may impact Capricor's business is set forth in Capricor's Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission on March 15, 2021, and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 as filed with the Securities and Exchange Commission on August 13, 2021. All forward-looking statements in this press release are based on information available to Capricor as of the date hereof, and Capricor assumes no obligation to update these forward-looking statements.

CAP-1002 is an Investigational New Drug and is not approved for any indications. None of Capricor’s exosome-based candidates have been approved for clinical investigation.

For more information, please contact:

Media Contact:

Caitlin Kasunich / Raquel Cona

KCSA Strategic Communications

ckasunich@kcsa.com / rcona@kcsa.com

212.896.1241 / 212.896.1204

Investor Contact:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

617.435.6602

Company Contact:

AJ Bergmann, Chief Financial Officer

abergmann@capricor.com
310.358.3200